Exhibit 5


GOTTSCHALKS                       EXECUTIVE OFFICES
__________________________________________________________

7 River Park Place East
P.O. Box 28920
Fresno, CA  93729
209-434-8000
FAX 434-4804

November 30, 1995



Gottschalks Inc.
7 River Park Place East
Fresno, CA  93720

RE:   Registration on Form S-8 of Gottschalks Inc. (the "Company")

Ladies and Gentlemen:

At your request, I have examined the Registration Statement on Form S-8 relating to the Gottschalks Inc. Retirement Savings Plan (the "Plan") to be filed with the Securities and Exchange Commission for the registration under the Securities Act of 1933, as amended, of 500,000 shares of Common Stock, $.01 par value per share of the Company (the "Shares") and of interests in the Plan (together with the Shares, the "Securities"). At your request, I have examined the proceedings heretofore taken and to be taken in connection with the authorization of the Plan and the Common Stock that may be sold to the Plan.

Based upon such examination and upon such matters of fact and law as I have deemed relevant, I am of the opinion that the Securities have been duly authorized by all necessary corporate action on the part of the Company and, when issued in accordance with such authorization and appropriate action as contemplated thereby and by the Plan and related agreements, the Securities will be validly issued, fully paid and nonassessable.

I consent to the use of this opinion as an exhibit to the above-referenced Registration Statement.

Respectfully submitted,



__/s/ Warren L. Williams__
Warren L. Williams
General Counsel

WLW:sf


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